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                                                                    EXHIBIT 23.4



                      [C.W. AMOS & COMPANY, LETTERHEAD]


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the use of our report (and to all references to our Firm) included in the Current Report on Form 8-K/A, and we consent to the incorporation by reference in the Registration Statements on Form S-1 (Registration No. 333-1084) of F.Y.I. Incorporated of our report dated March 20, 1996, with respect to the balance sheet of B & B Information and Image Management, Inc., as of December 31, 1995, and the related statements of income, stockholder's equity, and cash flows for the year then ended, which report appears in the Current Report on Form 8-K/A of F.Y.I. Incorporated.



/s/ C. W. Amos & Company, LLC



Baltimore, Maryland
July 3, 1996